Exhibit 10.10

CONFIDENTIAL
Sancilio and Company, Inc. 3874 Fiscal Ct., Ste. 200 Riviera Beach, FL 33404 Phone: 561.847.2302 Fax: 561.847.2312 www.sancilio.com

January 16, 2015

Mr. Marc Wolff

143 Van Zandt Road

Skillman, NJ 08558

Dear Mr. Marc Wolff,

On behalf of Sancilio & Company, Inc. (the “Company”) I am pleased to offer you the position of Executive Vice President, Chief Financial Officer “EVP, CFO”. In this role, you will report directly to the Company’s Chief Executive Officer (CEO). In your capacity as “EVP, CFO”, you will be responsable for the Finance, HR, IT and Legal departments and devote your full working time and best efforts to the business and affairs of the Company and be responsible for performing the duties that may from time to time be reasonably assigned to you by the Company’s CEO. The terms of your employment shall be as set forth in this letter agreement (“Agreement”). Please note that if the Company has not received written confirmation of your acceptance of this offer by 5 p.m. EST on January 16, 2015, the offer of employment set forth herein shall be rescinded and no longer available for acceptance.

1. Effective Date; Compensation.

(a) Base Salary. Your first day of employment will be January 20, 2015 (your “Start Date”). You will initially be paid an annual base salary (the “Base Salary”) of Four Hundred Thousand Dollars ($400,000.00), which will be paid bi-weekly in accordance with the Company’s normal payroll practices. Your annual Base Salary will be reviewed for potential increase (but not decrease) on an annual basis by either the Company’s Board of Directors (the “Board”) or the CEO.

(b) Equity. As of your Start Date, you will be granted an option to purchase 246,295 shares of the Company’s common stock (the “Stock Options”), representing one (1) percent of the Company’s common stock on a fully diluted basis as of the date hereof. The Stock Options, when issued, will have a per share exercise price not greater than three dollars and sixty nine cents ($3.69) per share, which is the fair market value of the Company’s common stock, as determined by the Board, as of the grant date. The Stock Options will be subject to the terms and conditions of the Company’s 2012 Employee, Director and Consultant Equity Incentive Plan and related Stock Option Agreement, or such other equity incentive plan that is in place at the time of the grant, and will vest over a three (3) year period from your Start Date according to the following schedule: 33.33% of the Stock Option will vest on each of the first three anniversaries of your Start Date, such that the Stock Options shall be fully vested on the third anniversary of your Start Date. Upon the occurrence of a Change of Control (as defined below) vesting shall accelerate and all of the Stock Options shall be deemed to be vested and exercisable immediately prior to such Change of Control. In addition, upon the effectiveness of an initial public offering of the Company’s stock (“IPO”), you shall be granted additional Stock Options (the “Additional Stock Options”) representing .5 (one-half) percent of the Company’s common stock on a fully diluted basis as of the date of the IPO. The Additional Stock Options, when issued, will have a per share exercise price equal to the price of the Company’s common stock in the IPO. The Additional Stock Options will be subject to the terms and conditions of the Company’s 2012 Employee, Director and Consultant Equity Incentive Plan and related Stock Option Agreement, or such other equity incentive plan that is in place at the time of the grant, and will vest over a three (3) year period from your Start Date according to the following schedule: 33.33% of the Stock Option will vest on each of the first three anniversaries of your Start Date, such that the Additional Stock Options shall be fully vested on the third anniversary of your Start Date. Upon the occurrence of a Change of Control (as defined below) vesting shall accelerate and all of the Additional Stock Options shall be deemed to be vested and exercisable immediately prior to such Change of Control. Except as set forth above, your eligibility for and the terms of all future equity grants, if any, will be determined solely at the discretion of the Board.

For purposes of this Agreement, the term “Change of Control” shall mean: (i) the merger or consolidation of the Company with another entity in which all or substantially all of the owners of the stock of the Company prior thereto do not own over fifty (50%) of the voting interests in the surviving entity; (ii) the sale, transfer, exchange or license of all or substantially all of the Company’s assets or business (other than in a transaction where all or substantially all of the owners of the stock of the Company prior thereto that own more than fifty percent (50%) of the then voting interests in the Company beneficially own, directly or indirectly, more than fifty percent (50%) of the then voting interests of the entity acquiring or purchasing such assets); or (iii) the acquisition by any person or entity of beneficial ownership of more than fifty percent (50%) of either (A) the value of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing beneficial ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change of Control: (w) any acquisition by the Company; (x) any acquisition by any person that as of your Start Date owns beneficial ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation pursuant to a transaction where (A) all or substantially all of the persons who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such business combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the Board resulting from such transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction.

(c) Annual Bonus. Beginning with the 2015 calendar year, you will be eligible to receive an annual performance bonus (the “Annual Bonus”), payable in cash. The target amount of the Annual Bonus shall be 40% of your Base Salary. It shall be earned after completion of certain objectives specified in Appendix A of this document. The CEO in his reasonable discretion shall determine if each of the objectives have been met in accordance to Appendix A. Appendix A shall be updated by the Board at the beginning of each calendar year to provide for the bonus objectives for such calendar year. For the 2015 calendar year, you will be eligible for a full bonus even though your employment under this Agreement will not commence until after the beginning of the year. Unless otherwise provided for on

Appendix A, the Annual Bonus shall be paid in the first quarter of the calendar year following the annual performance period. Your base salary and bonuses, if any, will be subject to taxes and other withholdings as required by law.

(d) Moving and Other Expenses.

(i)	The Company shall reimburse you for the reasonable costs of: (i) transporting your family and your household and personal belongings to South Florida (“Moving Expenses”); (ii) temporary housing sufficient for you and your family during the Temporary Housing Period (as defined below); (iii) commuting expenses including round-trip airfare tickets for you during the Temporary Housing Period; (iv) round-trip airfare tickets for your wife and children for two trips during the Temporary Housing Period; and (v) rental of a car for your use during the Temporary Housing Period. All reimbursement for moving expenses shall be subject to your submission of appropriate receipts and documentation. For purposes of this Agreement, the term Temporary Housing Period means the period between the Start Date and the earlier to occur of (a) seven months after the Start Date or (b) your family’s move into a permanent residence in the South Florida area.

(ii)	If within twelve (12) months of your Start Date your employment with the Company is terminated by you without Good Reason (as defined below) or terminated by the Company for Cause (as defined below), you will be responsible for reimbursing the Company for the full amount of the Moving Expenses. If your employment ends for any other reason, you shall not be responsible for reimbursing any amount of the Moving Expenses. For purposes of this Agreement, the term “Good Reason” shall mean (A) a material breach by the Company of this Agreement or the Confidentiality, Non-Competition and Work Product Agreement between you and the Company (the “Confidentiality Agreement”), of any other agreement between you and the Company, or of your rights under any employee benefit, retirement or equity plan; (B) a material diminution in your title, authority, responsibilities, or lines of reporting; or (C) a relocation of your principal place of employment to a location that increases your daily commute by fifty (50) miles or more; provided, however, that none of the preceding grounds shall constitute Good Reason unless (x) your termination of employment for Good Reason occurs within 150 days following the initial existence of one of the conditions specified in clauses (A) through (C) above, (y) you provide the Company with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and (z) the Company fails to remedy the condition within twenty (20) days after its receipt of such notice. For the purposes of this Agreement, the term “Cause” shall mean (A) your willful failure to perform your reasonable and lawful duties and responsibilities under this Agreement and the Confidentiality Agreement; (B) your deliberate violation of a Company policy; (C) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (D) unauthorized use or disclosure by you of any proprietary information or trade secrets of your relationship with the Company; (E) your willful breach of any of your obligations under any written agreement or covenant with the Company; or (F) your failure to relocate your permanent residence to South Florida prior to September 30, 2015; provided, however, if and to the extent any of the grounds for termination set forth in clauses (A) - (E) above is capable of being cured, the ground for termination shall not constitute Cause unless the Company has provided you with written notice of such ground for termination and you have failed to cure it within twenty (20) days after your receipt of such written notice.

(e) Fringe Benefits; Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including health insurance for you and your family, any retirement or pension plans (e.g., 401(k) plans) and any equity incentive plans, when and if such plans are adopted. You will accrue twenty (20) days of paid vacation time annually. Up to five (5) days of accrued unused vacation days may be carried over from year to year.

(f) Reimbursement of Business Expenses.

(i)	Upon presentation of documentation reasonably satisfactory to the Company, the Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

(ii)	Any reimbursement made in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any expense reimbursements subject to Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”) shall be made no later than the end of the calendar year following the calendar year in which you incurred such expense.

(g) Severance and Other Payments. In the event your employment is terminated by the Company for any reason other than Cause, or terminated by you for Good Reason, you will be eligible to receive Base Salary, benefits and unused vacation through the date of termination, together with the following: (i) severance payments equal to twelve (12) months (the “Severance Period”) of your then-current Base Salary, which will be paid bi-weekly in accordance with the Company’s normal payroll practices; (ii) continuation of health insurance benefits for you and your family for the Severance Period, with the Company continuing to pay the regular employer share of premiums (provided, however, that as a condition of continuation of such benefits, the Company may require you to elect to continue your health insurance pursuant to COBRA); (iii) any earned but unpaid Annual Bonus from any previously completed calendar year, payable as and when such Annual Bonus was due to be paid; (iv) a prorated Annual Bonus for the year of termination at the same target level as the prior completed year and prorated to reflect the portion of the year during which you worked, payable within thirty (30) days after the termination. In the event a termination of employment described in this Section 1(g) occurs within twelve (12) months following a Change of Control, you shall be entitled to the same payments and benefits set forth in the preceding sentence except that the Severance Period shall be twenty-four (24) months.

(h) Signing Bonus. Within thirty (30) days after the Start Date, you shall be paid a signing bonus (the “Signing Bonus”) equal to Fifty Thousand Dollars ($50,000). If within twelve (12) months of your Start Date your employment with the Company is terminated by you without Good Reason or terminated by the Company for Cause, you will be responsible for reimbursing the Company for the full amount of the Signing Bonus. If your employment terminates for any other reason, you shall not be responsible for reimbursing any portion of the Signing Bonus.

2. Term of Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the

Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause or Good Reason (subject to the severance requirements set forth in Section 1(g)). This is the full and complete agreement between you and the Company on this term. Although, subject to the requirements of this Agreement, your job duties, title, compensation and benefits, as well as the Company’s human resources policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

3. IRS Code Sections 409A and 280G.

(a) If any of the benefits set forth in this Agreement are “deferred compensation” within the meaning of Section 409A, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A before a distribution of such benefits can commence. If any amount to be paid to you pursuant to this Agreement as a result of your termination of employment is “deferred compensation” within the meaning of Section 409A, and if you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of accelerated or increased income taxes, excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since the termination of your employment. Any deferred compensation payments delayed in accordance with the terms of this Section 3 shall be paid in a lump sum when paid and shall be adjusted for earnings in accordance with the applicable short term rate under Section 1274(d) of the Internal Revenue Code (the “Code”).

(b) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. For purposes of clarification, this Section 3 shall not cause any forfeiture of benefits by you, but shall only act as a delay until such time as a “separation from service” under Section 409A occurs.

(c) The parties intend this Agreement to be in compliance with Section 409A. You acknowledge and agree that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

4. General.

(a) Your place of work will be the Company’s main offices, currently located at 3874 Fiscal Court Suite, Riviera Beach, FL 33404.

(b) You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

(c) While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company, except that you may engage in charitable, educational, religious and similar activities as long as such activities do not interfere or conflict with the performance of your duties to the Company.

(d) If you accept our offer, you must provide proof of authorization to work in the United States within three business days from your date of hire. Please bring these documents with you on your Start Date. This requirement is in accordance with the Immigration Reform and Control Act of 1986, and applies to U.S. citizens and non-U.S. citizens, alike.

(e) The parties intend this Agreement to be in compliance with Code Section 409A. You acknowledge and agree that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A. You and the Company agree that you both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of Company under this Agreement.

(f) Your employment with the Company is conditioned upon your execution of the Company’s standard confidentiality, non-competition and work product agreement on or before your Start Date, which is attached hereto as Appendix B. For the avoidance of doubt, no provision set forth in Appendix B shall be construed to create an express or implied employment contract for any specific period of time, and the Company or you may terminate your employment at any time, with or without Cause or Good Reason.

(g) Subject to limitations imposed by law, the Company shall indemnify and hold you harmless to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by you in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which you were or are a party or are threatened to be made a party by reason of the fact that you are or were an officer, employee or agent of the Company, or by reason of anything done or not done by you in any such capacity or capacities, provided that you acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner you reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful. The rights under this Section 4(g) are in addition to any rights of indemnity you may have under the Company’s by-laws or other organizational documents, under the Company’s liability insurance policies, or under applicable law.

(h) This Agreement may be assigned by the Company to a successor by way of sale (assets or otherwise), merger or consolidation provided such successor expressly assumes all obligations to you. Such an assignment will not operate as a release of the Company’s obligations to you unless you consent in writing at that time. You may not assign your obligations under this Agreement, but your rights will inure to the benefit of your heirs, executors, administrators, successors and assigns.

(i) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered mail, on the fifth business day following the day such mailing is made.

(j) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(k) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Florida, without giving effect to the conflict of law principles thereof.

(l) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts of the State of Florida or of the United States of America for the Southern District of Florida. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive personal jurisdiction of the federal and state courts in the Southern District of Florida. Notwithstanding the foregoing, venue for any action shall be governed by the applicable rules or provisions relating to venue.

(m) Waiver of Jury Trial. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF; PROVIDED, HOWEVER, THIS WAIVER SHALL NOT APPLY TO ANY OTHER ACTIONS, DEMANDS OR COUNTERCLAIMS BY THE PARTIES, INCLUDING ANY ACTIONS, DEMANDS OR COUNTERCLAIMS ARISING UNDER OTHER AGREEMENTS BETWEEN THE PARTIES.

(n) Severability. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law

(o) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(p) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(r) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

We look forward to you joining our organization. In order to confirm your intention to commence employment with Sancilio & Company, Inc. on the terms set forth in this letter, please countersign one copy of this letter and return it to me. If you have any questions, please do not hesitate to speak with me.

[Remainder of Page Intentionally Left Blank]

Except as otherwise specified herein, this Agreement and the agreements referred to in this Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. Any amendment of this Agreement must be in writing and must be signed by both parties. The terms of this letter and the resolution of any disputes will be governed by the laws of the State of Florida.

Sincerely,

Sancilio & Company, Inc.

By:	/s/ Frederick D. Sancilio
Name: Frederick D. Sancilio, Ph.D.
Title: Chief Executive Officer

I accept the foregoing offer of employment:

/s/ Marc Wolff	January 16, 2015
Marc Wolff	Date

[Signature Page to M. Wolff Employment Agreement]

Appendix A

Calendar 2015 Bonus Objectives

1. You will be entitled to receive a cash bonus of $80,000 upon the timely filing of the Company’s initial quarterly report on Form 10-Q (or Form 10-K if such periodic filing is the first filing due) with the Securities and Exchange Commission following the Company’s IPO (the “Timely Filing”). The bonus will be paid within thirty (30) days following such Timely Filing.

2. You will be eligible to receive an additional $80,000 cash bonus based on attaining certain budgeted milestones to be established by the Compensation Committee in consultation with you.

CONFIDENTIAL
Sancilio and Company, Inc. 3874 Fiscal Ct., Ste. 200 Riviera Beach, FL 33404 Phone: 561.847.2302 Fax: 561.847.2312 www.sancilio.com

Appendix B

SANCILIO AND COMPANY, INC.

3874 Fiscal Court, Suite 200

Riviera Beach, Florida 33404

Confidentiality, Non-Competition and Work Product Agreement

January 16, 2015

Mr. Marc Wolff

143 Van Zandt Road

Skillman, NJ 08558

Dear Marc Wolff:

This letter is to confirm our understanding with respect to (i) your agreement not to compete with Sancilio and Company, Inc. or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”), (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and (iii) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Prohibited Competition.

(a) Certain Acknowledgements and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii) You acknowledge that a business will be deemed competitive with the Company if it performs any of the services or develops, manufactures or sells any of the products developed, provided or offered by the Company or if it performs any other services and/or engages in the development, production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed, sold, under development or planned by the Company during the period while you perform services for the Company.

(iii) You further acknowledge that, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company’s business and that the Company may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company. Further, in the course of your employment, you will be introduced to customers and others with important relationships to the Company. You acknowledge that any and all “goodwill” created through such introductions belongs exclusively to the Company, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between you and any customers of the Company.

(iv) For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that (A) is in the public domain other than through any fault or act by you or (B) you can demonstrate that (i) you knew before your employment with the Company or (ii) you learned independent of your employment with the Company. The term “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law of the State of Florida and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

(b) Non-Competition. During the period in which you perform services for or at the request of the Company and for a period of one year following the termination of your provision of services to the Company for any reason or for no reason you will not, without the prior written consent of the Company:

(i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly competitive with the business of the Company (each, a “Restricted Activity”) within the areas of the United States of America or of any foreign jurisdiction in which the Company is conducting business, except that (A) nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent of the issued and outstanding securities of any class of securities of such business, and (B) nothing contained herein will prevent you from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of an entity if that Unit is not engaged in any business which is competitive with the business of the Company, irrespective of whether some other Unit of such entity engages in such competition (as long as you do not engage in a Restricted Activity for such other Unit); or

2

(ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services) within the previous six months; or

(iii) Either individually or on behalf of or through any third party, directly or indirectly, interfere, with or attempt to interfere with, the relations between the Company and any vendor or supplier to the Company.

Notwithstanding the foregoing, the restrictive covenant set forth in Section 1(b)(i) shall be of no effect if you are terminated by the Company without Cause or you resign for Good Reason within the first six (6) months after the Start Date of your employment (with the terms Cause, Good Reason and Start Date defined as in your Employment Agreement dated January 16, 2015).

(c) Non-Solicitation. During the period in which you perform services for or at the request of the Company and for a period of eighteen (18) months following the termination of your provision of services to the Company for any reason or for no reason you will not, without the prior written consent of the Company:

(i) Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason, or (B) employ, cause to be employed, or solicit the employment of any employee of or consultant to the Company while any such person is providing services to the Company or within three months after any such person ceases providing services to the Company; or

(ii) Either individually or on behalf of or through any third party, directly or indirectly, interfere, with or attempt to interfere with, the relations between any other employees of or consultants to the Company or any such parent, subsidiary or affiliate the Company.

(d) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 1 are reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers and (ii) the specific but broad geographical scope of the provisions of this Section 1 is reasonable, legitimate and fair to you in light of the Company’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(e) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 1 will survive the termination of your provision of services to the Company for any reason or for no reason.

3

2. Protected Information. You will at all times, both during the period while you are performing services for the Company and after the termination of your provision of services to the Company for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information. In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, you will promptly notify the Company. Upon the termination of your provision of services to the Company for any reason or for no reason, or if the Company otherwise requests, (i) you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained) and (ii) you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same. The terms of this Section 2 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company’s Confidential Information. The terms of this Section 2 will survive indefinitely any termination of your provision of services to the Company for any reason or for no reason.

3. Ownership of Ideas, Copyrights and Patents.

(a) Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks and formulae which (a) relate to the business of the Company, whether patentable, copyrightable or not, and (b) you may conceive, reduce to practice or develop during the period while you are performing services for the Company, alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise (collectively the “Inventions”), will be the sole and exclusive property of the Company. You agree that you will not publish any of the Inventions without the prior written consent of the Company or its designee. Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company or its designee all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

(b) Cooperation. At any time during or after the period during which you are performing services for the Company, you will reasonably cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings and will reimburse all reasonable out-of-pocket expenses you may incur, and that any patent or other legal right so issued to you personally will be assigned by you to the Company or its designee without charge by you.

4

(c) Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to the Company or incorporate in any Company product or system, you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You will not include in any Inventions you deliver to the Company or use on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

(d) Prior Inventions. Listed on Exhibit 3(d) to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest (collectively, “Prior Inventions”), including, without limitation, patent, copyright and trademark interests, which to the best of your knowledge will be or may be delivered to the Company in the course of your employment, or incorporated into any Company product or system. You acknowledge that your obligation to disclose such information is ongoing during the period that you provide services to the Company.

4. Disclosure to Future Employers. You agree that you will provide, and that the Company, in its discretion, may similarly provide, a copy of the covenants contained in Sections 1, 2 and 3 of this Agreement to any business or enterprise which you may directly or indirectly own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

5. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you will indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

6. General.

(a) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

5

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Florida, without giving effect to the conflict of law principles thereof.

(h) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts of The State of Florida or of the United States of America for the Southern District of Florida. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive personal jurisdiction of the federal and state courts in the Southern District of Florida. Notwithstanding the foregoing, venue for any action shall be governed by the applicable rules or provisions relating to venue.

(i) WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF; PROVIDED, HOWEVER, THIS WAIVER SHALL NOT APPLY TO ANY OTHER ACTIONS, DEMANDS OR COUNTERCLAIMS BY THE PARTIES, INCLUDING ANY ACTIONS, DEMANDS OR COUNTERCLAIMS ARISING UNDER OTHER AGREEMENTS BETWEEN THE PARTIES.

(j) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this

6

Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision will then be enforceable and will be enforced.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 1, 2 or 3 of this Agreement may result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 1, 2 or 3 of this Agreement.

(m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(o) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

7

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,
SANCILIO AND COMPANY, INC.
By:	/s/ Dr. Fred Sancilio
Name: Dr. Fred Sancilio
Title: Chief Executive Officer

Accepted and Approved:

/s/ Marc Wolff	January 16, 2015
Marc Wolff	Date

[Signature Page to Confidentiality, Non-Competition and Work Product Agreement]

8

EXHIBIT 3(d)

PRIOR INVENTIONS

None.